Exhibit 99.1

ALDERWOODS GROUP REPORTS SECOND QUARTER RESULTS

CINCINNATI, OHIO — July 19, 2006 — Alderwoods Group, Inc. (NASDAQ:AWGI) today announced its second quarter and year-to-date results, representing the 12 weeks and 24 weeks ended June 17, 2006.

For the 12 weeks ended June 17, 2006, the Company reported net income of $0.2 million, or $0.00 basic and diluted earnings per share on revenues of $172.4 million, compared with total net income of $12.1 million, or $0.30 basic and $0.29 diluted earnings per share, on revenues of $176.8 million for the 12 weeks ended June 18, 2005.

Highlights of the Second Quarter

•                  Revenue decreased 2.4% to $172.4 million

•                  Number of same site funeral services performed declined 3.2% to 25,082

•                  Same site average revenue per funeral increased 3.2% to $4,278

•                  Funeral revenue decreased 2.8% to $107.5 million

•                  Cemetery revenue decreased 5.4% to $41.5 million

•                  Insurance revenue increased 4.7% to $23.4 million

•                  Net income decreased to $0.2 million

•                  Pre-need funeral contracts written decreased 4.9% to $44.7 million

•                  Pre-need cemetery contracts written decreased 3.2% to $24.0 million

•                  Total debt decreased by $5.5 million in the quarter

For the 24 weeks ended June 17, 2006, the Company reported total net income of $4.7 million, or $0.12 basic and $0.11 diluted earnings per share, on revenues of $354.3 million, compared with total net income of $25.2 million, or $0.63 basic and $0.61 diluted earnings per share, on revenues of $360.7 million, for the 24 weeks ended June 18, 2005.

Highlights of the Year-to-Date Operations

•                  Revenue decreased 1.8% to $354.3 million

•                  Number of same site funeral services performed declined 3.6% to 53,070

•                  Same site average revenue per funeral increased 3.8% to $4,294

•                  Funeral revenue decreased 2.5% to $228.7 million

•                  Cemetery revenue decreased 3.5% to $79.3 million

•                  Insurance revenue increased 5.3% to $46.3 million

•                  Net income decreased to $4.7 million

•                  Basic earnings per share decreased to $0.12; Diluted earnings per share decreased to $0.11

•                  Pre-need funeral contracts written decreased 5.3% to $85.5 million

•                  Pre-need cemetery contracts written decreased 1.5% to $45.1 million

•                  Total debt decreased by $15.2 million

“It was a difficult quarter as we continued to face a soft market as we have throughout 2006 and our number of funeral services performed declined.  This made our focus on increasing average revenue even more critical and I am pleased that we achieved increased average revenue per funeral service for the seventeenth consecutive quarter,” said Mr. Paul Houston, President and CEO of Alderwoods Group. “Our efforts on expense management resulted in satisfactory margins overall at a time when revenues in our core funeral and cemetery businesses were down.”

“While we continued to grow our pre-need backlog this year, it was at a slower rate than what we had achieved in the last couple of years. The principal reason was the performance in the markets affected by Hurricane Katrina in 2005. Both New Orleans and the Mississippi Gulf Coast were very strong pre-need markets for Alderwoods in prior years and they are running substantially lower in 2006 due to the major population shifts which have occurred in these areas.”

Mr. Houston continued, “The comparison of the Company’s year over year result is affected by a number of unusual items. In 2006, we incurred substantial expenses related to the proposed transaction with SCI, significant other legal costs and required changes in accounting for stock based compensation expenses.  In 2005, results included the favorable benefit of a gain on the sale of excess real estate and the recovery of a corporate receivable that had been previously fully reserved against.

“In the quarter, we continued to execute our operating strategy and we remain focused on operating and improving our business.”

Significant Activities in the Quarter

Increasing Averages from Sales: Our Alderwoods Rooms continue to demonstrate value to both families and the Company as we achieved another quarter of increased average revenue per funeral service performed.

The Company has a total of 326 Alderwoods Rooms as an additional 11 of these standardized merchandise selection rooms were completed in the quarter. The Company will continue to invest in the rollout of Alderwoods Rooms as they provide important options to families during the arrangement process and have proven to increase average revenue per funeral service.

Investment in new locations: The Company continues to invest in new locations in 2006.  One new combination funeral and cemetery facility opened its doors in the first half of the year;  Resthaven Garden of Memory in Baton Rouge, Louisiana.  In the second half of 2006, four new combination funeral home and cemetery locations will be opened, including one additional site in the state of Louisiana.

Continued Good Operations Expense Control: Satisfactory margin performance in the quarter was achieved as a direct result of good expense management in the face of recent pressure on revenues.  Administration and operating costs have been reduced in all controllable areas.  Certain costs which are beyond our direct control have risen significantly, especially energy related costs.

Reduced Long-Term Debt: Alderwoods Group continued to pay down long-term debt.  In the quarter, $5.5 million was repaid, reducing long-term debt to $358.2 million.

On July 14, 2006, Moody’s announced that its ratings of the Alderwoods Group had been upgraded.  The corporate credit rating increased from B2/positive outlook to B1/stable outlook.  The senior secured debt was increased from B1 to Ba3 and the senior unsecured notes increased from B2 to B1.

Other: During the quarter Alderwoods Group decided upon the final course of action regarding several funeral home and cemetery sites devastated by Hurricane Katrina in 2005. The Company had thirty funeral homes and four cemeteries in the areas most directly affected by the storm. As a result of market analysis and assessment of the level of damage, seven sites will be permanently closed.  Service for the families in the affected regions continues to be provided by other readily accessible Alderwoods sites.

Proposed Transaction with SCI

On April 3, 2006, Service Corporation International (NYSE: SCI) and Alderwoods Group announced that the Boards of Directors of both companies have approved a definitive agreement under which SCI will acquire all of the outstanding shares of Alderwoods for $20.00 per share in cash and assumption of debt.  Alderwoods stockholders voted on May 31, 2006 to approve this agreement.

As previously disclosed, subsequent to the stockholders vote the Company together with SCI entered into a timing agreement with the staff of the Federal Trade Commission (“FTC”) in connection with the proposed merger of the Company with a subsidiary of SCI.  As also previously disclosed, each of the Company and SCI have received “Second Requests” from the FTC, and as a result thereof, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, during which the parties may not consummate the proposed merger, has been extended.  The parties are working toward responding to the Second Requests.

As a result of the timing agreement, the Company and SCI expect to seek to negotiate a consent decree with the FTC, in which case the proposed merger could close as early as on or before September 30, 2006.  The Company and SCI have agreed with the FTC that if the parties are unable to reach agreement on a consent agreement with the FTC, they will not close the proposed merger before October 30, 2006.  In addition, the Company and SCI have agreed, under a standard provision of a recently adopted FTC protocol for administering Second Requests that if the FTC challenges the proposed transaction by filing an application for preliminary injunction in federal court, the Company and SCI, jointly with the FTC, will propose a scheduling order that provides for a 60-day pre-hearing discovery period.

The Company and SCI continue to expect that the transaction will close by the end of 2006.

Financial Summary 12 Weeks Ended June 17, 2006

Overview

For the 12 weeks ended June 17, 2006, total net income was $0.2 million, a decrease of $11.9 million compared to $12.1 million for the 12 weeks ended June 18, 2005. Basic earnings per share were $0.00 for the 12 weeks ended June 17, 2006 compared to $0.30 for the 12 weeks ended June 18, 2005. Diluted earnings per share were $0.00 for the 12 weeks ended June 17, 2006 compared to $0.29 in the prior year period.

Continuing Operations

Total revenue for the 12 weeks ended June 17, 2006, was $172.4 million compared to $176.8 million for the 12 weeks ended June 18, 2005, a decrease of $4.3 million, or 2.5%. Decreases in the funeral and cemetery segments were partially offset by an increase in insurance revenue.  Consolidated gross margin as a percentage of revenue was 15.9% for the 12 weeks ended June 17, 2006, consistent with the comparative period in 2005.

Funeral revenue was $107.5 million for the 12 weeks ended June 17, 2006; a decrease of $3.0 million or 2.7% compared to $110.5 million for the 12 weeks ended June 18, 2005.  Same site funeral revenue was $107.3 million for the 12 weeks ended June 17, 2006, compared to $107.4 million for the corresponding period in 2005.  Same site calls decreased by 825 or 3.2% compared to the corresponding period in 2005.  This was offset by an increase in same site average revenue per funeral service of $133 or 3.2% from the corresponding period in 2005.

Funeral gross margin increased to 18.7% for the 12 weeks ended June 17, 2006, compared to 18.2% for the 12 weeks ended June 18, 2005. The increase was primarily due to a $1.0 million gain related to the estimated insurance settlement of destroyed or abandoned properties and lower wage and benefit costs of $1.7 million offset by reduced revenue as a result of a lower number of funeral services performed.

Cemetery revenue for the 12 weeks ended June 17, 2006, was $41.5 million, $2.4 million or 5.4%, lower than $43.9 million for the 12 weeks ended June 18, 2005. The decrease was primarily due to lower revenue recognized from pre-need space sales.

Cemetery gross margin was 15.0% for the 12 weeks ended June 17, 2006, compared to 16.6% for the 12 weeks ended June 18, 2005. The decrease was primarily due to lower revenue recognized from pre-need space sales offset by lower pre-need space cost of goods sold of $0.9 million and decreased expected wage and benefit costs of $0.8 million.

Insurance revenue was $23.4 million for the 12 weeks ended June 17, 2006, compared to $22.4 million for the 12 weeks ended June 18, 2005.  Insurance revenue increased primarily due to increases in investment income of $0.7 million. Insurance gross margin increased to 4.8% for the 12 weeks ended June 17, 2006, compared to 3.7% for the 12 weeks ended June 18, 2005.

General and administrative expenses totaled $18.0 million for the 12 weeks ended June 17, 2006 compared to $1.7 million for the 12 weeks ended June 18, 2005. The increase is primarily due to: 1.) increased legal and transaction expenses, including $3.2 million related to the Funeral Consumers Alliance litigation and the Service Corporation International merger agreement; 2.) $0.7 million of stock based compensation expense from stock options and restricted stock units resulting from the adoption of SFAS 123R using the modified prospective method and 3.) $0.8 million decrease in retirement allowance accrual. Included in the comparative period is a $10.9 million gain on the recovery of a corporate receivable previously fully reserved against.

From 2003 to 2005 the Company had a long term incentive plan for its executive officers based on Company performance targets for which an expense of $0.5 million was recorded in general and administrative expenses for the 12 weeks ended June 18, 2005.  In July, 2005 the Company adopted the 2005-2007 Executive Strategic Incentive Plan, a stock based incentive plan for its executive officers.  This stock based incentive plan is accounted for under SFAS 123R as a liability based award, resulting in the measurement of the estimated fair value at each reporting date. On adoption of SFAS 123R, the Company recorded a cumulative effect of change in accounting principle as of January 1, 2006 of $1.2 million based on a estimated fair value of $6.6 million as at January 1, 2006.  Additional compensation expense of $1.5 million was recorded for the 12 weeks ended June 17, 2006 based on estimated fair value of $11.2 million as at June 17, 2006.

For the 12 weeks ended June 17, 2006, interest expense was $6.5 million, a decrease of $0.5 million compared to the 12 weeks ended June 18, 2005, reflecting the effect of principal repayments compared to the corresponding period in 2005.

Income tax expense of $2.5 million was recorded in the 12 weeks ended June 17, 2006, compared to $7.0 million for the 12 weeks ended June 18, 2005.

Pre-need funeral and cemetery contracts written during the 12 weeks ended June 17, 2006, totaled $44.7 million and $24.0 million, respectively.  For the 12 weeks ended June 18, 2005, pre-need funeral and cemetery contracts written totaled $47.0 million and $24.8 million, respectively. The Company is continuing its program to increase pre-need sales.  The Company believes that pre-need sales are an important part of building the foundation for future revenue.

Free cash flow from continuing operations was $4.5 million for the 12 weeks ended June 17, 2006, compared to free cash flow of $16.8 million for the 12 weeks ended June 18, 2005.  Free cash flow is a non-GAAP financial measure.  See the Company’s definition of free cash flow and reconciliation of net cash provided by continuing operations to free cash flow in the “Non-GAAP Financial Measure” section of this press release.

Financial Summary 24 Weeks Ended June 17, 2006

Overview

For the 24 weeks ended June 17, 2006, total net income was $4.7 million, a decrease of $20.5 million compared to $25.2 million for the 24 weeks ended June 18, 2005. Basic earnings per share were $0.12 for the 24 weeks ended June 17, 2006 compared to $0.63 for the 24 weeks ended June 18, 2005. Diluted earnings per share were $0.11 for the 24 weeks ended June 17, 2006 compared to $0.61 in the prior year period.

Net income for the 24 weeks ended June 17, 2006 includes a $1.2 million cumulative effect of a change in accounting principle related to the Company’s adoption of SFAS 123R. Accordingly,

the Company recorded net income before cumulative effect of change in accounting principle of $5.9 million compared to $25.2 million for the 24 weeks ended June 18, 2005. Income from operations for the 24 weeks ended June 17, 2006 includes stock based compensation expense of $1.6 million and additional executive compensation expense of $1.7 million related to the adoption of SFAS 123R as compared to the 24 weeks ended June 18, 2005.

Continuing Operations

Total revenue for the 24 weeks ended June 17, 2006, was $354.3 million compared to $360.7 million for the 24 weeks ended June 18, 2005, a decrease of $6.4 million, or 1.8%. Decreases in the funeral and cemetery segments were partially offset by an increase in insurance revenue.  Consolidated gross margin as a percentage of revenue decreased to 16.6% for the 24 weeks ended June 17, 2006, from 17.9% for the corresponding period in 2005.

Funeral revenue was $228.7 million for the 24 weeks ended June 17, 2006; a decrease of $5.8 million or 2.5% compared to $234.5 million for the 24 weeks ended June 18, 2005.  Same site funeral revenue was $227.9 million for both the 24 weeks ended June 17, 2006 and for the corresponding period in 2005.  Same site calls decreased by 2,003 or 3.6% compared to the corresponding period in 2005.  This was offset by an increase in same site average revenue per funeral service of $156 or 3.8% compared to the corresponding period in 2005.

Funeral gross margin decreased to 20.1% for the 24 weeks ended June 17, 2006, compared to 21.3% for the 24 weeks ended June 18, 2005. The decrease was primarily due to reduced revenue as a result of a lower number of funeral services performed offset by $1.0 million gain related to estimated insurance settlement of destroyed or abandoned properties and lower wage and benefit costs of $1.3 million.

Cemetery revenue for the 24 weeks ended June 17, 2006, was $79.3 million, $2.9 million or 3.5%, lower than $82.2 million for the 24 weeks ended June 18, 2005. The decrease was primarily due to lower revenue recognized from pre-need space sales.

Cemetery gross margin was 13.7% for the 24 weeks ended June 17, 2006, compared to 15.1% for the 24 weeks ended June 18, 2005. The decrease was primarily due to lower revenue recognized from pre-need space sales offset by lower pre-need space cost of goods sold of $1.5 million and decreased wage and benefit costs of $0.6 million.

Insurance revenue was $46.3 million for the 24 weeks ended June 17, 2006, compared to $43.9 million for the 24 weeks ended June 18, 2005.  Insurance revenue increased primarily due to increases in premiums of $1.4 million and increased investment income of $1.3 million offset by $0.4 million of capital gains in 2005 not repeated in 2006.  Insurance gross margin decreased to 4.5% for the 24 weeks ended June 17, 2006, compared to 4.8% for the 24 weeks ended June 18, 2005.

General and administrative expenses totaled $32.6 million for the 24 weeks ended June 17, 2006 compared to $12.3 million for the 24 weeks ended June 18, 2005. The increase is primarily due to: 1.) increased legal and transaction expenses, including $4.3 million related to Funeral Consumers Alliance litigation and the Service Corporation International merger agreement; 2.) $1.6 million of stock based compensation expense from stock options and restricted stock units resulting from the adoption of SFAS 123R using the modified prospective method; 3.) $1.7 million increase in long term executive incentive expense and

4.) $0.7 million decrease in retirement allowance accrual. Included in the comparative period is a $10.9 million recovery of corporate receivable fully reserved against and $0.9 million gain on the settlement of the US trustee bankruptcy fee matter.

From 2003 to 2005 the Company had a long term incentive plan for its executive officers based on Company performance targets for which an expense of $1.3 million was recorded in general and administrative expenses for the 24 weeks ended June 18, 2005.  In July, 2005 the Company adopted the 2005-2007 Executive Strategic Incentive Plan, a stock based incentive plan for its executive officers.  This stock based incentive plan is accounted for under SFAS 123R as a liability based award, resulting in the measurement of the estimated fair value at each reporting date. On adoption of SFAS 123R, the Company recorded a cumulative effect of change in accounting principle as of January 1, 2006 of $1.2 million based on a estimated fair value of $6.6 million as at January 1, 2006.  On June 17, 2006, additional compensation expense of $3.0 million was recorded for the 24 weeks ended June 17, 2006 based on estimated fair value of $11.2 million as at June 17, 2006.

For the 24 weeks ended June 17, 2006, interest expense was $12.9 million, a decrease of $1.6 million compared to the 24 weeks ended June 18, 2005, reflecting the effect of principal repayments and lower interest rates compared to the corresponding period in 2005.

Income tax expense of $7.3 million was recorded in the 24 weeks ended June 17, 2006, compared to $18.2 million for the 24 weeks ended June 18, 2005.

Pre-need funeral and cemetery contracts written during the 24 weeks ended June 17, 2006, totaled $85.5 million and $45.1 million, respectively.  For the 24 weeks ended June 18, 2005, pre-need funeral and cemetery contracts written totaled $90.3 million and $45.8 million, respectively. The Company is continuing its program to increase pre-need sales.  The Company believes that pre-need sales are an important part of building the foundation for future revenue.

Free cash flow from continuing operations was $14.0 million for the 24 weeks ended June 17, 2006, compared to free cash flow of $46.8 million for the 24 weeks ended June 18, 2005.  Free cash flow is a non-GAAP financial measure.  See the Company’s definition of free cash flow and reconciliation of net cash provided by continuing operations to free cash flow in the “Non-GAAP Financial Measure” section of this press release.

Non-GAAP Financial Measure

Free Cash Flow

Free cash flow is a non-GAAP financial measure and, while utilized by other companies, may be calculated differently by other companies. The Company considers free cash flow a useful measure for management and investors of the Company’s financial condition and liquidity as well as the Company’s ability to generate cash for use in reducing debt or growing the business.

While the Company considers the measurement of free cash flow useful, it should not be considered in isolation, or as an alternative to net cash provided by continuing operations or any other performance measures calculated in accordance with GAAP.

The Company defines free cash flow as net cash provided by continuing operations less restricted cash from our continuing insurance operations and less maintenance capital expenditures. Net cash provided by continuing operations includes our continuing insurance operations, which is excluded from free cash flow due to the regulatory restrictions on moving cash out of the insurance operations. Net cash provided by the continuing insurance operations is typically invested in insurance invested assets. Maintenance capital expenditures include those expenditures considered necessary to maintain our existing facilities in a condition consistent with the Company’s standards and expected useful lives. Maintenance capital expenditures exclude the construction of new facilities, whether or not on an existing Company cemetery, and the development of cemetery property for sale.

The following table provides a reconciliation of net cash provided by operating activities and free cash flow, as defined by the Company:

	12 Weeks Ended		24 Weeks Ended
	June 17, 2006	June 18, 2005	June 17, 2006	June 18, 2005
	(millions of dollars)		(millions of dollars)
Net cash provided by continuing operations	$19.9	$28.7	$40.3	$70.9 (1)
Restricted cash from continuing insurance operations	(11.0)	(7.5)	(18.4)	(17.8)
Maintenance capital expenditures	(4.4)	(4.4)	(7.9)	(6.3)
Free cash flow	$4.5	$16.8	$14.0	$46.8

(1)             Includes $16.1 million received as collateral for liability lines of insurance which was replaced with a letter of credit.

Company Overview

Alderwoods Group is the second largest operator of funeral homes and cemeteries in North America, based upon total revenue and number of locations. As of June 17, 2006, the Company operated 579 funeral homes, 72 cemeteries and 61 combination funeral home and cemetery locations throughout North America.  The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, the Company operates an insurance subsidiary that provides customers with a funding mechanism for the pre-arrangement of funerals.

For more information about the Company’s results, readers are directed to the Company’s Form 10-Q for the quarter ended June 17, 2006, which will be filed with the United States Securities and Exchange Commission (SEC) on July 19, 2006, and will be available in PDF format through the Company’s website (www.alderwoods.com).

Basis of Presentation

The Company’s financial results discussed in this media release are presented in U.S. dollars, and all accounting information is presented on the basis of United States generally accepted accounting principles (GAAP), unless otherwise indicated.

The Company’s fiscal year ends on the Saturday nearest to the last day of December in each year (whether before or after such date).  During 2006, the Company’s first, second and fourth fiscal quarters each consist of 12 weeks and the third fiscal quarter consists of 16 weeks. The second fiscal quarter of 2006 ended on June 17, 2006.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company’s operating activities, the plans and objectives of the Company’s management, assumptions regarding the Company’s future performance and plans, the expected closing of the transaction with SCI, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934.  The words “believe,” “may,” “will,” “estimate,”  “continues,”  “anticipate,”  “intend,”  “expect” and similar expressions identify these forward-looking statements.  These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: uncertainties associated with future revenue and revenue growth; the impact of the Company’s significant leverage on its operating plans; the ability of the Company to service its debt; the Company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of funeral and cemetery services and products; variances in death rates; variances in the use of cremation; the ability to obtain regulatory approvals of the transaction with SCI on the proposed terms and schedule; disruption from the SCI transaction making it more difficult to maintain relationships with employees and various other uncertainties associated with the funeral service industry and the Company’s operations in particular, which are referred to in the Company’s periodic reports filed with the SEC, especially under the headings “Forward-Looking Statements” and “Risk Factors”. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Conference Call

Alderwoods Group will host a conference call tomorrow morning, July 20, 2006, at 11:00 a.m. eastern time. A question and answer session will follow brief remarks by Paul Houston, President and CEO, and Ken Sloan, Executive Vice President and Chief Financial Officer. The toll-free conference dial-in number for U.S. and Canadian listeners is 1.800.737.8106 and for local or international participants is 1.416.641.6659. Interested parties may listen to the audio webcast via the Alderwoods Group website at http://www.alderwoods.com. A telephone replay will be accessible until August 3, 2006, by dialing 1.800.558.5253 or 1.416.626.4100 and quoting reservation number 21299189. An archived replay of the webcast will also be available through the Alderwoods Group website at http://www.alderwoods.com.

Contact:	Kenneth A. Sloan
	Executive Vice President,
	Chief Financial Officer
	Alderwoods Group, Inc.
	Tel:	416.498.2455
	Fax:	416.498.2449
	Email: ken.sloan@alderwoods.com

ALDERWOODS GROUP, INC.

Consolidated Statements of Operations (Unaudited)
Expressed in thousands of dollars except per share amounts and number of shares

	12 Weeks Ended		24 Weeks Ended
	June 17	June 18	June 17	June 18
	2006	2005	2006	2005
Revenue
Funeral	$107,522	$110,501	$228,653	$234,514
Cemetery	41,505	43,914	79,336	82,218
Insurance	23,417	22,363	46,272	43,931
	172,444	176,778	354,261	360,663
Costs and expenses
Funeral	87,421	90,416	182,783	184,529
Cemetery	35,281	36,640	68,438	69,824
Insurance	22,282	21,532	44,189	41,818
	144,984	148,588	295,410	296,171

	27,460	28,190	58,851	64,492

General and administrative expenses	18,042	1,702	32,557	12,346
Provision for asset impairment	—	(408)	—	(1,627)
Income from operations	9,418	26,896	26,294	53,773

Interest on long-term debt	6,471	7,013	12,949	14,528
Other expense (income), net	285	(44)	129	(5,843)
Income before income taxes	2,662	19,927	13,216	45,088
Income tax	2,509	7,001	7,318	18,193
Income from continuing operations	153	12,926	5,898	26,895
Loss from discontinued operations	—	(845)	—	(1,678)
Income before cumulative effect of change in accounting principle	153	12,081	5,898	25,217
Cumulative effect of change in accounting principle	—	—	(1,242)	—
Net income	$153	$12,081	$4,656	$25,217

Basic earnings per Common share:
Income from continuing operations	$—	$0.32	$0.15	$0.67
Loss from discontinued operations	—	(0.02)	—	(0.04)
Cumulative effect of change in accounting principle	—	—	(0.03)	—
Net income	$—	$0.30	$0.12	$0.63

Diluted earnings per Common share:
Income from continuing operations	$—	$0.31	$0.14	$0.65
Loss from discontinued operations	—	(0.02)	—	(0.04)
Cumulative effect of change in accounting principle	—	—	(0.03)	0.00
Net income	$—	$0.29	$0.11	$0.61

Basic weighted average number of shares outstanding (thousands)	40,652	40,108	40,559	40,078

Diluted weighted average number of shares outstanding (thousands)	42,677	41,390	42,422	41,375

Consolidated Balance Sheets
Expressed in thousands of dollars

	June 17	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$8,400	$7,455
Receivables, net of allowances	51,244	52,862
Inventories	15,282	15,784
Other	8,325	6,885
	83,251	82,986

Pre-need funeral receivables and trust investments	338,052	334,427
Pre-need cemetery receivables and trust investments	301,621	307,322
Cemetery property	116,096	116,467
Property and equipment	540,954	542,901
Insurance invested assets	298,392	294,598
Deferred income tax assets	19,477	13,057
Goodwill	295,913	295,890
Cemetery perpetual care trust investments	243,980	243,805
Other assets	43,053	42,850
	$2,280,789	$2,274,303

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$113,984	$119,734
Current maturities of long-term debt	2,271	2,435
	116,255	122,169

Long-term debt	355,958	371,040
Deferred pre-need funeral and cemetery contract revenue	75,830	91,618
Non-controlling interest in funeral and cemetery trusts	564,447	548,497
Insurance policy liabilities	285,701	266,729
Deferred income tax liabilities	10,744	10,552
Other liabilities	28,471	21,983
	1,437,406	1,432,588

Non-controlling interest in perpetual care trusts	245,221	243,962

Stockholders’ equity
Common stock	407	405
Capital in excess of par value	745,670	743,126
Accumulated deficit	(167,749)	(172,405)
Accumulated other comprehensive income	19,834	26,627
	598,162	597,753
	$2,280,789	$2,274,303

Consolidated Statements of Cash Flows (Unaudited)
Expressed in thousands of dollars

	12 Weeks Ended		24 Weeks Ended
	June 17	June 18	June 17	June 18
	2006	2005	2006	2005
CASH PROVIDED BY (APPLIED TO)
Operations
Net income	$153	$12,081	$4,656	$25,217
Loss from discontinued operations, net of tax	—	845	—	1,678
Cumulative effect of change in accounting principle	—	—	1,242	—
Items not affecting cash
Depreciation and amortization	9,756	10,958	19,266	21,095
Amortization of debt issue costs	453	745	908	1,650
Stock-based compensation	708	—	1,596	—
Insurance policy benefit reserves	11,047	12,088	20,000	22,652
Provision for asset impairment	—	(408)	—	(1,627)
Gain on disposal of business assets	(774)	(72)	(958)	(5,903)
Deferred income taxes	469	6,303	(256)	12,749
Premium on long-term debt repurchase	—	—	—	282
Other, including net changes in other non-cash balances	(1,942)	(13,824)	(6,130)	(6,852)
Net cash provided by continuing operations	19,870	28,716	40,324	70,941
Net cash used in discontinued operations	—	(811)	—	(601)
	19,870	27,905	40,324	70,340

Investing
Proceeds on disposition of business assets	872	670	2,907	11,158
Purchase of property and equipment	(4,718)	(11,709)	(9,473)	(16,314)
Purchase of insurance invested assets	(20,270)	(17,170)	(43,635)	(65,231)
Proceeds on disposition and maturities of insurance invested assets	9,301	9,712	25,276	47,491
Net cash used in continuing operations	(14,815)	(18,497)	(24,925)	(22,896)
Net cash provided by discontinued operations	—	6,744	—	7,906
	(14,815)	(11,753)	(24,925)	(14,990)

Financing
Increase in long-term debt	—	—	—	5,151
Repayment of long-term debt	(5,521)	(22,136)	(15,247)	(59,208)
Issuance of Common Stock	726	1,107	793	1,375
Net cash used in continuing operations	(4,795)	(21,029)	(14,454)	(52,682)
Net cash used in discontinued operations	—	(11)	—	(57)
	(4,795)	(21,040)	(14,454)	(52,739)

Increase (decrease) in cash and cash equivalents	260	(4,888)	945	2,611
Cash and cash equivalents, beginning of period	8,140	16,878	7,455	9,379
Cash and cash equivalents, end of period	$8,400	$11,990	$8,400	$11,990